Exhibit 3.4


                            ARTICLES OF INCORPORATION

                                       OF

                               HomeSmart.com, Inc

     The undersigned natural person, of the age of eighteen or more, acting as the incorporator and desiring to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation.

                                    ARTICLE I
                                      NAME

     The name of the Corporation is: HomeSmart.com, Inc

                                   ARTICLE II
                               AUTHORIZED CAPITAL

     HomeSmart.com, Inc (the "Corporation") shall have authority to issue fifty million (50,000,000) shares of common stock. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The shares of this class shall also be entitled to receive the net assets of the Corporation upon dissolution.

                                   ARTICLE III
                           REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of the Corporation is 3200 Cherry Creek Drive South, Suite 380, Denver, Colorado, 80209, and the name of the initial registered agent at that address is Ronald L. Antonio. The written consent of the initial registered agent to the appointment as such is stated below.

                                   ARTICLE IV
                            INITIAL PRINCIPAL OFFICE

     The address of the Corporation's initial principal office is 3200 Cherry Creek Drive South, Suite 380, Denver, Colorado, 80209.

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                                    ARTICLE V
                                  INCORPORATOR

     The name and address of the incorporator is Ronald L. Antonio, 3200 Cherry Creek Drive South, Suite 380, Denver, Colorado, 80209.

                                   ARTICLE VI
                              NO CUMULATIVE VOTING

     Cumulative voting shall not be permitted in the election of directors.

                                   ARTICLE VII
                                PREEMPTIVE RIGHTS

     The shareholders shall have no preemptive rights to acquire unissued shares.

                                  ARTICLE VIII
                           INITIAL BOARD OF DIRECTORS

     The initial Board of Directors of the Corporation shall consist of one (1) director, and the name and address of the person who shall serve as the initial director until the first annual meeting of shareholders or until his successor or successors are elected and shall qualify is as follows:

         NAME OF DIRECTOR           DIRECTOR'S ADDRESS
         ----------------           ------------------

          A.L. Hamilton             2976 Alhambra Dr.
                                    Cameron Park, CA 95682

                                   ARTICLE IX
                        LIMITATION ON DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) acts specified in Section 7-108-103 of the Colorado Business Corporation Act; or (iv) any transaction from which the director, directly or indirectly, derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation under this

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Article IX, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article IX, prior to such repeal or modification.

                                    ARTICLE X
                                 INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.


                                            By:  /s/ Ronald L. Anotonio
                                               -------------------------------
                                                     Ronald L. Anotonio,
                                                     Incorporator


     The undersigned consents to the appointment as the initial registered agent of HomeSmart.com, Inc


                                            By:  /s/ Ronald L. Anotonio
                                               --------------------------------
                                                     Ronald L. Antonio

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